Exhibit 99.1

                               [GRAPHIC OMITTED]

For Immediate Release
July 25, 2007

      Harvey Electronics, Inc. Announces Extension of Agreement to Acquire
                         Myer-Emco Inc. of Washington DC


Lyndhurst, NJ July 25, 2007 -- Harvey Electronics, Inc. ("Harvey" or the "Company" NASDAQ Capital Market symbol HRVE) announced today that it has extended the closing date of its agreement to acquire Myer-Emco, Inc., the Mid-Atlantic region's leading high-end retailer and custom installer of audio video systems, to on or about August 10, 2007. The addition of Myer-Emco's 10 locations in Washington, D. C. and its suburbs will more than double the size of Harvey. The closing of the transaction is subject to financing and other customary contingencies.

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the New York metropolitan area. The Company operates nine locations; in Manhattan at Fifth Avenue and 45th St, inside ABC Carpet and Home and a Bang & Olufsen showroom at 927 Broadway near Union Square. In New Jersey, in Eatontown, Bridgewater and Paramus; in Greenwich Connecticut and on the North Shore of Long Island in Greenvale/Roslyn.

New York Magazine named Harvey "Best in New York in 2007" the best place to buy home theater in New York. Audio Video International, a well-respected trade publication, had named Harvey Electronics a national "Top Ten Retailer of the Year", seven years in a row.

Myer-Emco is a privately owned retailer and custom installer based in the Washington, D.C. suburbs. Myer-Emco has been in business for over 50 years and has ten locations in some of the most upscale sections of Virginia and Maryland. The company has a strong track record of delivering exceptional service to its customers and growth and profitability to its owners. In 1978 and almost every year since, Myer-Emco AudioVideo has been named to AudioVideo International magazine's "Retailer of the Year" award, including receiving the prestigious "Top Ten" award nearly all of the last ten years.

Contact information:

Michael Recca
Interim CEO, Harvey Electronics
(917) 846-1917

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